LecTec Corporation Press Release

LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501

Contact:  Bill Johnson, Controller (903-832-0993)

LecTec Corporation Appoints Sanford Brink to Board of Directors

July 23, 2009 - - Texarkana, Texas - LecTec Corporation (OTCBB: LECT) announced today that Sanford M. Brink has been appointed to LecTec’s Board of Directors.  Mr. Brink, 69, is currently the president of New Dimensions in Stone, an investment and real estate development company that Mr. Brink has owned for the past 15 years.  Prior to his tenure at New Dimensions in Stone, Mr. Brink spent 15 years as a stockbroker specializing in the health care area.  Mr. Brink has been an active investor and venture capitalist since the early 1960s.  Mr. Brink is the father–in–law of Daniel C. Sigg, M.D., PhD., who is a current member of the Board.

“Sandy Brink is a major shareholder of LecTec. He has significant experience in the financial markets and venture financing which may prove useful to LecTec. The Board welcomes Sandy and looks forward to working with him,” said Judd Berlin, Chief Executive Officer of LecTec Corporation.

About LecTec Corporation

LecTec Corporation is an intellectual property licensing and holding company. The Company's primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel-based topical delivery of therapeutic over-the-counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel-like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.

Cautionary Statements

This press release contains forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which recently re-launched an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. (NASDAQ:CHTT), Endo Pharmaceuticals, Inc.(NASDAQ:ENDP), Johnson & Johnson Consumer Company, Inc., a subsidiary of Johnson & Johnson (NYSE:JNJ), and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10-K for the year ended December 31, 2008.

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